Exhibit 5.1

[FORM OF]
Axelrod, Smith & Kirshbaum
An Association of Professional Corporations
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 700
Houston, Texas 77007-8292
Telephone (713) 861-1996
Robert D. Axelrod, P.C.	Facsimile (713) 552-0202
______________, 2008

Petrosearch Energy Corporation
Attn:  Richard D. Dole
675 Bering Drive, Suite 200
Houston, Texas  77057

RE:          PETROSEARCH ENERGY CORPORATION
FORM SB-2 REGISTRATION STATEMENT (File No. _____________)

Gentlemen:

As counsel for Petrosearch Energy Corporation, a Nevada corporation ("Company"), you have requested our firm to render this opinion in connection with the registration statement of the Company on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission ( as referenced above) relating to the resale of an aggregate of 27,194,058 shares of common stock, par value $.001 per share (the "Common Stock") by certain security holders of the Company.  Of the total number of shares to be registered, (i) 2,146,913 shares of Common Stock are currently outstanding shares of the Company’s Common Stock owned by certain stockholders of the Company, (ii) 10,714,285 shares of Common Stock are underlying an 8% Senior Secured Convertible Promissory Note (the “Promissory Note”) currently held by a security holder of the Company, and (iii) 14,332,860 shares of Common Stock are underlying warrants (the “Warrants”) currently held by certain security holders of the Company.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that:

1.	The shares of Common Stock to be resold which are currently outstanding are duly authorized, validly issued, fully paid and non-assessable;
2.
The shares of Common Stock to be issued upon the conversion of the Promissory Note are validly authorized and, when issued in accordance with the terms of the Promissory Note, will be validly issued, fully paid and non-assessable; and

3.
The shares of Common Stock to be issued pursuant to the outstanding Warrants are validly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

Very truly yours,